UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2020
___________
DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

DE		001-35700	45-4502447
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification Number)
500 West Texas
Suite 1200
Midland,	TX		79701
(Address of principal executive offices)			(Zip code)
(432) 221-7400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FANG	The Nasdaq Stock Market LLC
(NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.    Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 18, 2020, Diamondback Energy, Inc. (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Company, Diamondback O&G LLC (“O&G”) and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 4.750% Notes due 2025 (the “New Notes”). The price to the public for the New Notes was 100% of the principal amount. The New Notes have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (No. 333-234764) which was filed with the Securities and Exchange Commission (the “SEC”) and became automatically effective on November 18, 2019. The terms of the New Notes are further described in the Company’s prospectus supplement dated May 18, 2020, as filed with the SEC under Rule 424(b)(2) of the Act (the “Prospectus”). The closing of the sale of the New Notes is expected to occur on May 26, 2020, subject to customary closing conditions.
The New Notes will be the Company’s general unsecured senior obligations and will rank equally in right of payment with all of its existing and future senior indebtedness, including the Company’s outstanding senior notes and its guarantee of the obligations of O&G, its wholly-owned subsidiary, under its revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified to the date thereof, the “revolving credit facility”), and senior in right of payment to all of the Company’s future indebtedness that is subordinated in right of payment to the New Notes. The obligations under the New Notes will be fully and unconditionally guaranteed on a senior unsecured basis by O&G.
The net proceeds from the sale of the New Notes, after deducting the underwriting discounts and estimated offering expenses, are expected to be approximately $494 million. The Company intends to use the net proceeds from the sale of the New Notes (i) to make an equity contribution to Energen Corporation, a wholly-owned subsidiary of the Company (“Energen”), which the Company anticipates Energen will use to purchase Energen’s 4.625% Senior Notes due 2021 (the “4.625% Energen Notes”) tendered pursuant to a tender offer by Energen for all of the outstanding 4.625% Energen Notes (the “Tender Offer”) and to pay the premium therefor and accrued and unpaid interest thereon and fees and expenses of the Tender Offer, (ii) to repay a portion of the outstanding borrowings under O&G’s revolving credit facility and (iii) for general corporate purposes. The offering of the New Notes is not contingent on the closing of the Tender Offer.
The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the respective Underwriters against certain liabilities arising out of or in connection with sale of the New Notes and for customary contribution provisions in respect of those liabilities.
As more fully described under the caption “Underwriting” in the Prospectus, some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the Underwriters and/or their affiliates serve various roles under O&G’s revolving credit facility and will receive a portion of the proceeds from the offering of the New Notes. J.P. Morgan Securities, LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are also acting as dealer managers in the Tender Offer. Certain of the Underwriters and/or their affiliates may be holders of the 4.625% Energen Notes and, to the extent the 4.625% Energen Notes held by them are tendered to Energen in the Tender Offer, such Underwriters or their affiliates will receive a portion of the proceeds from the offering of the New Notes.
The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 8.01.    Other Events.

Press Release

On May 18, 2020, the Company issued a press release announcing the pricing of the offering of the New Notes. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
1.1
Underwriting Agreement, dated May 18, 2020, among Diamondback Energy, Inc., Diamondback O&G LLC and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named therein.

99.1	Press Release dated May 18, 2020 entitled “Diamondback Energy Prices Offering of Senior Notes.”
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	May 21, 2020
		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Executive Vice President and Chief Accounting Officer